Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5462	January 11, 2007

MEDIA CONTACT:	C. Michael Zabel
(716) 842-2311
M&T BANK CORPORATION ANNOUNCES FINANCIAL RESULTS FOR 2006
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for 2006.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) rose 10% to $7.37 in 2006 from $6.73 in 2005. On the same basis, net income in 2006 increased 7% to $839 million from $782 million in 2005. GAAP-basis net income for 2006 expressed as a rate of return on average assets and average common stockholders’ equity was 1.50% and 13.89%, respectively, compared with 1.44% and 13.49%, respectively, in 2005.
     GAAP-basis diluted earnings per share for 2006’s fourth quarter of $1.88 were 6% higher than $1.78 in the year-earlier period. Net income for the recently completed quarter aggregated $213 million, up 4% from $205 million in the final quarter of 2005. Expressed as an annualized rate of return on average assets and average common stockholders’ equity, GAAP-basis net income for the fourth quarter of 2006 was 1.50% and 13.55%, respectively, compared with 1.48% and 13.85%, respectively, in the corresponding period of 2005.
     Reflecting on M&T’s financial performance in 2006, René F. Jones, Executive Vice President and Chief Financial Officer, commented, “Despite a rather difficult interest rate environment, 2006 proved to be a successful year for M&T. We completed our infrastructure, smartspend and community bank projects, saw
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strong growth in our Mid-Atlantic franchise, expanded our branch network in upstate New York and had another year of double-digit growth in earnings per share.”
     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, because such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, for the years ended December 31, 2006 and 2005 totaled $38 million ($.33 per diluted share) and $35 million ($.30 per diluted share), respectively. Similar amortization charges, after tax effect, were $11 million ($.10 per diluted share) in the fourth quarter of 2006, compared with $8 million ($.07 per diluted share) in the year-earlier quarter. For the year ended December 31, 2006, the after-tax effect of amortization of the core deposit intangible associated with the June 2006 acquisition by M&T Bank of 21 branch offices in Buffalo and Rochester, New York from Citibank, N.A. was $11 million or $.09 of diluted earnings per share. Acquisition and integration-related expenses related to the branch acquisition totaled $3 million, after tax effect, or $.03 of diluted earnings per share, during 2006. There were no similar expenses in 2006’s fourth quarter or during 2005.
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     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, rose 10% to $7.73 in 2006 from $7.03 in 2005. Net operating income for 2006 increased 8% to $881 million from $817 million in 2005. Net operating income in 2006 expressed as a rate of return on average tangible assets and average tangible stockholders’ equity was 1.67% and 29.55%, respectively, compared with 1.60% and 29.06% in 2005.
     For 2006’s fourth quarter, diluted net operating earnings per share were $1.98, up 7% from $1.85 in the corresponding 2005 period. Net operating income for the final quarter of 2006 increased 6% to $225 million from $213 million in the year-earlier period. For the quarter ended December 31, 2006, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was 1.67% and 28.71%, respectively, compared with 1.63% and 29.12% in the similar period of 2005.
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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
	(in thousands, except per share)
Diluted earnings per share	$1.88	1.78	7.37	6.73
Amortization of core deposit and other intangible assets (1)	.10	.07	.33	.30
Merger-related expenses (1)	—	—	.03	—

Diluted net operating earnings per share	$1.98	1.85	7.73	7.03

Net income	$213,329	204,985	839,189	782,183
Amortization of core deposit and other intangible assets (1)	11,404	7,753	38,418	34,682
Merger-related expenses (1)	—	—	3,048	—

Net operating income	$224,733	212,738	880,655	816,865

(1)	After any related tax effect
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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Year ended
	December 31		December 31
	2006	2005	2006	2005
	(in millions)
Average assets	$56,575	54,835	55,839	54,135
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(261)	(115)	(191)	(135)
Deferred taxes	32	44	38	52

Average tangible assets	$53,437	51,860	52,778	51,148

Average equity	$6,244	5,873	6,041	5,798
Goodwill	(2,909)	(2,904)	(2,908)	(2,904)
Core deposit and other intangible assets	(261)	(115)	(191)	(135)
Deferred taxes	32	44	38	52

Average tangible equity	$3,106	2,898	2,980	2,811

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income was $1.84 billion in 2006, up 1% from $1.81 billion in 2005. Average loans and leases outstanding rose 5% to $41.4 billion in 2006 from $39.5 billion in 2005. Such growth was attributable to higher average outstanding balances in commercial loans, commercial real estate loans and residential real estate loans, offset in part, by a decline in average consumer loans outstanding. The decrease in consumer loan balances resulted from lower automobile loans and leases, reflecting M&T’s decision to allow such loan balances to decline rather than matching interest rates offered by competitors. Partially offsetting the positive impact of loan growth was a narrowing of M&T’s net interest margin, or taxable-equivalent net interest income expressed as a percentage of average earning assets, to 3.70% in 2006 from 3.77% in 2005.
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     During the fourth quarter of 2006, taxable-equivalent net interest income was $472 million, 4% higher than $454 million in the corresponding 2005 quarter. Average loans outstanding and annualized net interest margin in the final quarter of 2006 were $42.5 billion and 3.73%, respectively, compared with $40.4 billion and 3.69% in the year-earlier period. M&T’s net interest margin in the recent quarter was improved from 3.68% in the immediately preceding quarter and 3.66% in 2006’s second quarter.
     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $80 million in 2006, down from $88 million in 2005. Net loan charge-offs in 2006 totaled $68 million, or .16% of average loans outstanding, compared with $77 million or .19% of average loans in 2005. The provision for credit losses was $28 million during the final three months of 2006, compared with $23 million in the similar 2005 period. Net charge-offs of loans were $24 million in the fourth quarter of 2006, representing an annualized .23% of average loans outstanding, compared with $23 million or .22% during the year-earlier quarter.
     Loans classified as nonperforming totaled $224 million, or .52% of total loans at December 31, 2006, compared with $156 million or .39% a year earlier. That increase was largely due to the addition of four relationships with automobile dealers totaling approximately $41 million of loans outstanding at December 31, 2006. Continued slowing of domestic automobile sales has resulted in a difficult operating environment for certain automobile dealers, leading to deteriorating financial results. Also contributing to the higher nonperforming loan balance at December 31, 2006 was a $10 million commercial loan added to that category in the fourth quarter of 2006 that was subsequently paid off in early January 2007. Loans past due 90 days or more and accruing interest totaled $111 million at the
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recent year-end, compared with $129 million at December 31, 2005. Included in these past due, but accruing loans at December 31, 2006 and 2005 were $77 million and $106 million, respectively, of loans guaranteed by government-related entities. Assets taken in foreclosure of defaulted loans totaled $12 million at December 31, 2006 and $9 million at December 31, 2005.
     Allowance for Credit Losses. The allowance for credit losses was $650 million, or 1.51% of total loans, at December 31, 2006, compared with $638 million, or 1.58%, a year earlier. The decline in the allowance as a percentage of total loans from 2005’s year-end to December 31, 2006 reflects a change in portfolio mix resulting from higher balances of residential real estate loans and lower balances of consumer loans. In general, M&T experiences significantly lower charge-offs on residential real estate loans than on consumer loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 290% and 408% at December 31, 2006 and 2005, respectively.
     Noninterest Income and Expense. Noninterest income rose 10% to $1.05 billion in 2006, from $950 million in 2005. Higher mortgage banking revenues, service charges on deposit accounts, trust income, brokerage services income, and other revenues contributed to that improvement. Included in noninterest income in 2006 was a $13 million third quarter gain resulting from the accelerated recognition of a purchase accounting premium related to the call of a $200 million Federal Home Loan Bank of Atlanta (“FHLB”) borrowing assumed in a previous acquisition. Losses from bank investment securities in 2005 included a $29 million non-cash, other-than-temporary impairment charge in the third quarter related to preferred stock issuances of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Noninterest income of $256 million in the fourth
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quarter of 2006 was up 3% from $249 million in the similar 2005 quarter, due in part to higher trust and brokerage services activities, service charges on deposit accounts and revenues from bank owned life insurance, partially offset by a decline in mortgage banking revenues.
     Noninterest expense in 2006 totaled $1.55 billion, a 4% increase from $1.49 billion in 2005. Included in such amounts are expenses considered to be “nonoperating” in nature, consisting of amortization of core deposit and other intangible assets of $63 million in 2006 and $57 million in 2005 and merger-related expenses of $5 million in 2006. Exclusive of these nonoperating expenses, noninterest operating expenses were $1.48 billion in 2006 and $1.43 billion in 2005. Included in 2006’s operating expenses was an $18 million tax-deductible contribution made in that year’s third quarter to The M&T Charitable Foundation, a tax-exempt private charitable foundation. Excluding the impact of the charitable contribution, operating expenses in 2006 increased $37 million, or 3% from 2005. The most significant contributor to the increase in noninterest expense was a higher level of salaries expense in 2006, reflecting the impact of merit pay increases, an increase in the number of full-time equivalent employees and increased stock-based compensation costs.
     Noninterest expense in the final quarter of 2006 totaled $384 million, compared with $369 million in the year-earlier quarter. Included in such amounts were amortization of core deposit and other intangible assets of $19 million in 2006 and $13 million in 2005. Exclusive of these nonoperating expenses, noninterest operating expenses were $365 million in the recent quarter, compared with $356 million in 2005’s fourth quarter. Higher costs for salaries and a $1 million increase to the valuation allowance for the impairment of capitalized residential mortgage
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servicing rights in 2006’s fourth quarter, compared with a partial reversal of a portion of such valuation allowance of $6 million in the year-earlier quarter, were the leading contributors to the rise in noninterest expense.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 51.5% in 2006, compared with 51.2% in 2005. During 2006’s fourth quarter, M&T’s efficiency ratio was 50.2%, compared with 50.7% in the year-earlier quarter.
     Balance Sheet. M&T had total assets of $57.1 billion at December 31, 2006, up from $55.1 billion a year earlier. Loans and leases, net of unearned discount, totaled $42.9 billion at the 2006 year-end, up 6% from $40.3 billion at December 31, 2005. Deposits were $39.9 billion at December 31, 2006, compared with $37.1 billion at the end of 2005. Total stockholders’ equity was $6.3 billion at December 31, 2006, representing 11.01% of total assets, compared with $5.9 billion or 10.66% a year earlier. Common stockholders’ equity per share was $56.94 at December 31, 2006, compared with $52.39 a year earlier. Tangible equity per common share was $28.57 and $25.91 at December 31, 2006 and 2005, respectively. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion and $3.0 billion at December 31, 2006 and 2005, respectively.
     In November 2005, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of
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its common stock. Pursuant to such plan, during the three-month and twelve-month periods ended December 31, 2006, M&T repurchased 622,300 shares and 3,259,000 shares, respectively, at an average cost per share of $120.46 and $114.72. Through December 31, 2006, M&T had repurchased 3,303,700 shares of its common stock pursuant to the repurchase plan at an average cost of $114.66 per share.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss fourth quarter and full year financial results today at 10:00 a.m. Eastern Time. Domestic callers wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID #8278151. The conference call will also be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Friday, January 12, 2007 by calling 877-519-4471, or 973-341-3080 for international participants, and by making reference to ID #8278151. The event will be archived and available by 3:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
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     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations and credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and
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political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Year ended
	December 31			December 31
Amounts in thousands, except per share	2006	2005	Change	2006	2005	Change
Performance

Net income	$213,329	204,985	4%	$839,189	782,183	7%

Per common share:
Basic earnings	$1.93	1.82	6%	$7.55	6.88	10%
Diluted earnings	1.88	1.78	6	7.37	6.73	10
Cash dividends	$.60	.45	33	$2.25	1.75	29

Common shares outstanding:
Average — diluted (1)	113,468	115,147	-1%	113,918	116,232	-2%
Period end (2)	110,308	112,160	-2	110,308	112,160	-2

Return on (annualized):
Average total assets	1.50%	1.48%		1.50%	1.44%
Average common stockholders’ equity	13.55%	13.85%		13.89%	13.49%

Taxable-equivalent net interest income	$471,841	454,161	4%	$1,837,208	1,811,654	1%

Yield on average earning assets	6.92%	6.16%		6.71%	5.83%
Cost of interest-bearing liabilities	3.83%	2.98%		3.61%	2.51%
Net interest spread	3.09%	3.18%		3.10%	3.32%
Contribution of interest-free funds	.64%	.51%		.60%	.45%
Net interest margin	3.73%	3.69%		3.70%	3.77%

Net charge-offs to average total net loans (annualized)	.23%	.22%		.16%	.19%

Net operating results (3)

Net operating income	$224,733	212,738	6%	$880,655	816,865	8%
Diluted net operating earnings per common share	1.98	1.85	7	7.73	7.03	10
Return on (annualized):
Average tangible assets	1.67%	1.63%		1.67%	1.60%
Average tangible common equity	28.71%	29.12%		29.55%	29.06%
Efficiency ratio	50.22%	50.69%		51.51%	51.20%

Loan quality
	At December 31
	2006	2005	Change
Nonaccrual loans	$209,272	141,067	48%
Renegotiated loans	14,956	15,384	-3

Total nonperforming loans	$224,228	156,451	43%

Accruing loans past due 90 days or more	$111,307	129,403	-14%

Nonperforming loans to total net loans	.52%	.39%
Allowance for credit losses to total net loans	1.51%	1.58%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.
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Condensed Consolidated Statement of Income

	Three months ended			Year ended
	December 31			December 31
Dollars in thousands	2006	2005	Change	2006	2005	Change
Interest income	$871,074	753,101	16%	$3,314,093	2,788,694	19%
Interest expense	404,356	303,493	33	1,496,552	994,351	51

Net interest income	466,718	449,608	4	1,817,541	1,794,343	1

Provision for credit losses	28,000	23,000	22	80,000	88,000	-9

Net interest income after provision for credit losses	438,718	426,608	3	1,737,541	1,706,343	2

Other income
Mortgage banking revenues	30,299	36,069	-16	143,181	136,114	5
Service charges on deposit accounts	96,211	93,718	3	380,950	369,918	3
Trust income	37,004	34,663	7	140,781	134,679	5
Brokerage services income	16,296	13,527	20	60,295	55,572	8
Trading account and foreign exchange gains	7,005	5,705	23	24,761	22,857	8
Gain (loss) on bank investment securities	1,139	(384)	—	2,566	(28,133)	—
Other revenues from operations	68,463	65,306	5	293,318	258,711	13

Total other income	256,417	248,604	3	1,045,852	949,718	10

Other expense
Salaries and employee benefits	213,129	203,317	5	873,353	822,239	6
Equipment and net occupancy	41,164	44,042	-7	168,776	173,689	-3
Printing, postage and supplies	9,023	7,817	15	33,956	33,743	1
Amortization of core deposit and other intangible assets	18,687	12,703	47	63,008	56,805	11
Other costs of operations	101,807	101,235	1	412,658	398,666	4

Total other expense	383,810	369,114	4	1,551,751	1,485,142	4

Income before income taxes	311,325	306,098	2	1,231,642	1,170,919	5

Applicable income taxes	97,996	101,113	-3	392,453	388,736	1

Net income	$213,329	204,985	4%	$839,189	782,183	7%

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Condensed Consolidated Balance Sheet

	December 31
Dollars in thousands	2006	2005	Change
ASSETS

Cash and due from banks	$1,605,506	1,479,239	9%
Interest-bearing deposits at banks	6,639	8,408	-21
Federal funds sold and agreements to resell securities	119,458	11,220	965
Trading account assets	136,752	191,617	-29
Investment securities	7,251,598	8,400,164	-14
Loans and leases, net of unearned discount	42,947,297	40,330,645	6
Less: allowance for credit losses	649,948	637,663	2

Net loans and leases	42,297,349	39,692,982	7
Goodwill	2,908,849	2,904,081	—
Core deposit and other intangible assets	250,233	108,260	131
Other assets	2,488,521	2,350,435	6

Total assets	$57,064,905	55,146,406	3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$7,879,977	8,141,928	-3%
Other deposits at U.S. offices	26,600,858	26,148,714	2
Deposits at foreign office	5,429,668	2,809,532	93

Total deposits	39,910,503	37,100,174	8
Short-term borrowings	3,094,214	5,152,872	-40
Accrued interest and other liabilities	888,352	819,980	8
Long-term borrowings	6,890,741	6,196,994	11

Total liabilities	50,783,810	49,270,020	3
Stockholders’ equity (1)	6,281,095	5,876,386	7

Total liabilities and stockholders’ equity	$57,064,905	55,146,406	3%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $53.6 million at December 31, 2006 and $97.9 million at December 31, 2005.
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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Year ended
	December 31					December 31
	2006		2005		Change in	2006		2005		Change in
Dollars in millions	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance
ASSETS

Interest-bearing deposits at banks	$11	2.45%	10	2.14%	8%	$12	3.01%	10	1.64%	20%

Federal funds sold and agreements to resell securities	125	7.42	19	4.29	541	81	6.91	23	3.55	256

Trading account assets	69	1.98	99	2.57	-30	90	2.71	80	1.92	12

Investment securities	7,556	4.88	8,302	4.48	-9	8,036	4.80	8,476	4.40	-5

Loans and leases, net of unearned discount
Commercial, financial, etc	11,523	7.32	10,738	6.25	7	11,319	7.09	10,455	5.64	8
Real estate — commercial	15,492	7.53	14,419	6.92	7	15,096	7.32	14,341	6.56	5
Real estate — consumer	5,537	6.54	4,674	6.04	18	5,015	6.38	3,925	6.00	28
Consumer	9,922	7.42	10,572	6.53	-6	10,003	7.12	10,808	6.15	-7

Total loans and leases, net	42,474	7.29	40,403	6.51	5	41,433	7.09	39,529	6.15	5

Total earning assets	50,235	6.92	48,833	6.16	3	49,652	6.71	48,118	5.83	3

Goodwill	2,909		2,904		—	2,908		2,904		—

Core deposit and other intangible assets	261		115		127	191		135		41

Other assets	3,170		2,983		6	3,088		2,978		4

Total assets	$56,575		54,835		3%	$55,839		54,135		3%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$461	.92	421	.67	10%	$435	.79	400	.55	9%
Savings deposits	14,549	1.60	14,498	1.12	—	14,401	1.40	14,889	.94	-3
Time deposits	12,086	4.66	11,018	3.69	10	12,420	4.44	9,158	3.22	36
Deposits at foreign office	3,777	5.20	3,227	3.95	17	3,610	4.94	3,819	3.15	-5

Total interest-bearing deposits	30,873	3.23	29,164	2.40	6	30,866	3.03	28,266	1.97	9

Short-term borrowings	4,794	5.31	4,625	4.03	4	4,530	5.03	4,890	3.23	-7
Long-term borrowings	6,174	5.73	6,606	4.81	-7	6,013	5.55	6,411	4.37	-6

Total interest-bearing liabilities	41,841	3.83	40,395	2.98	4	41,409	3.61	39,567	2.51	5

Noninterest-bearing deposits	7,631		7,842		-3	7,555		8,050		-6

Other liabilities	859		725		19	834		720		16

Total liabilities	50,331		48,962		3	49,798		48,337		3

Stockholders’ equity	6,244		5,873		6	6,041		5,798		4

Total liabilities and stockholders’ equity	$56,575		54,835		3%	$55,839		54,135		3%

Net interest spread		3.09		3.18			3.10		3.32
Contribution of interest-free funds		.64		.51			.60		.45
Net interest margin		3.73%		3.69%			3.70%		3.77%
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